Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 3, 2014, with respect to the consolidated statements of financial position of NW18 HSN Holdings PLC (formerly TV18 HSN Holdings Limited) and its subsidiary as at March 31, 2012 and March 31, 2013, and the related consolidated statements of comprehensive income (loss), changes in equity (deficit) and cash flows for each of the three years in the period ended March 31, 2013 contained in the Amendment No. 1 to the Registration Statement and Prospectus. We have also issued our report dated April 9, 2014 with respect to the condensed consolidated statement of financial position of NW18 HSN Holdings PLC (formerly TV18 HSN Holdings Limited) and its subsidiary as at December 31, 2013, and the related condensed consolidated statement of comprehensive income (loss), changes in equity (deficit) and cash flows for the nine months period ended December 31, 2013 contained in the Amendment No. 1 to the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Amendment No. 1 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton India LLP

New Delhi, India

April 10, 2014